Exhibit (e)(5)

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 16, 2015, is entered into by and among Omron Management Center of America, Inc., a Delaware corporation and wholly-owned subsidiary of OMRON Corporation, a Japanese corporation (“Parent”), Hoffman Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), and the Person or Persons set forth on Schedule A hereto (“Stockholder”). All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Shares set forth opposite Stockholder’s name on Schedule A (all such Shares, together with any Shares that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by Stockholder prior to the Termination Date (as defined below) (collectively “After-Acquired Shares”), being referred to herein as the “Subject Shares”), provided that “Subject Shares” shall not include Shares beneficially owned in the form of Company Stock Options or Company Stock Rights, but only to the extent such Company Stock Options or Company Stock Rights remain unvested, restricted or unexercised, as the case may be;

WHEREAS, concurrently with the execution hereof, Parent, Purchaser and Adept Technology Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended pursuant to the terms thereof, the “Merger Agreement”), which provides, among other things, for Purchaser to commence an offer to purchase all of the outstanding Shares and, following consummation of the Offer, for the Merger of Purchaser with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Purchaser to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

Section 1.01 Agreement to Tender. Subject to the terms of this Agreement, unless the Merger Agreement has been validly terminated in accordance with its terms, Stockholder hereby agrees to accept the Offer with respect to all of the Subject Shares and tender or cause to be tendered in the Offer all of the Subject Shares that Stockholder is permitted to tender under applicable Law pursuant to and in accordance with the terms of the Offer, free and clear of all Share Encumbrances except for Permitted Share Encumbrances (each as defined below). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than ten (10) business days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or in the case of any After-Acquired Shares directly or indirectly issued to or acquired or otherwise beneficially owned by Stockholder subsequent to such tenth (10th) business day, or if Stockholder has not received the Offer Documents by such time, no later than five (5) business days after the acquisition of such After-Acquired Shares or receipt of the Offer Documents, as the case may be), Stockholder shall deliver pursuant to the terms of the Offer (a) a letter of transmittal (together with all other documents or instruments required to be delivered by Company stockholders pursuant to such letter) with respect to all of the Subject Shares complying with the terms of the Offer and (b) a certificate or certificates representing all of the Subject Shares that are certificated or, in the case of Subject Shares that are Book-Entry Shares, written instructions to Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered into the Offer, including a reference to this Agreement, and requesting delivery of an “agent’s message” or such other evidence, if any, of transfer as the Paying Agent may request to effect or evidence the transfer thereof. Stockholder agrees that, once any of the Subject Shares are tendered, Stockholder will not withdraw such Subject Shares from the Offer, unless and until (i) the Merger Agreement shall have been validly terminated in accordance with its terms, (ii) the Offer shall have been terminated, withdrawn or shall have expired, or (iii) this Agreement shall have been terminated in accordance with Section 5.02 hereof. Upon the occurrence of (i), (ii) or (iii) in the preceding sentence, Parent and Purchaser shall promptly return and shall cause the Paying Agent to promptly return, all Subject Shares tendered by Stockholder. Nothing herein shall require Stockholder to exercise any Company Stock Options, prohibit Stockholder from exercising any Company Stock Options or require Stockholder to tender any Company Stock Options.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent and Purchaser as follows:

Section 2.01 Authorization; Binding Agreement. If Stockholder is not an individual, (a) Stockholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted, (b) the consummation of the transactions contemplated hereby are within Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of Stockholder, and (c) Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles). If Stockholder is married, and any of the Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by Stockholder’s spouse and is enforceable against Stockholder’s spouse in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

Section 2.02 Non-Contravention. Neither the execution and delivery of this Agreement by Stockholder nor the consummation of the transactions contemplated hereby nor compliance by Stockholder with any provisions herein will (a) if Stockholder is not an individual, violate, contravene or conflict with, or result in a breach of any provision of, the certificate of incorporation or bylaws (or other similar governing documents) of Stockholder, (b) require any consent of, or registration, declaration or filing with, any Governmental Entity on the part of Stockholder, except (i) for the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act or the HSR Act or any Foreign Antitrust Laws in connection with this Agreement and the transactions contemplated hereby or (ii) where the failure to obtain such consents or make such registrations, declarations or filings as would not reasonably be expected, either individually or in the aggregate, to materially impair, impede, delay or frustrate the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, (c) violate, contravene or conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of the Subject Shares are bound, except where any such violation, contravention, conflict, breach or failure to obtain such consents as would not reasonably be expected, either individually or in the aggregate, to materially impair, impede, delay or frustrate the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Share Encumbrance of any kind on any of the Subject Shares, other than Permitted Share Encumbrance (as defined below), or (e) violate, contravene or conflict with any Law or order applicable to Stockholder or by which any of the Subject Shares are bound, except where any such violation, contravention or conflict as would not reasonably be expected, either individually or in the aggregate, to materially impair, impede, delay or frustrate the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 2.03 Ownership of Subject Shares; Total Shares. Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Subject Shares and has good and marketable title to all of the Subject Shares free and clear of any Liens, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with this Agreement or the transactions contemplated hereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Subject Shares (collectively, “Share Encumbrances”), except for any such Share Encumbrance that may be imposed pursuant to (a) this Agreement and (b) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Share Encumbrances”). The Shares listed on Schedule A opposite Stockholder’s name constitute all of the Shares owned by Stockholder, beneficially or of record, as of the date hereof, and Stockholder and its Affiliates do not own, beneficially or of record, any restricted stock, restricted stock units, options, warrants or other rights to acquire Shares or any securities convertible into or exchangeable for Shares, unless otherwise set forth on Schedule A.

Section 2.04 Voting Power. Stockholder has sole voting power with respect to all of the Subject Shares, and sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I and Article IV herein and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares.

Section 2.05 Reliance. Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of its own choosing. Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

Section 2.06 Absence of Litigation. With respect to Stockholder, as of the date hereof, there is no Action pending against or, to the knowledge of Stockholder, threatened against Stockholder or any of Stockholder’s properties or assets (including any Subject Shares) before or by any Governmental Entity, except for any Action as would not reasonably be expected, either individually or in the aggregate, to materially impair, impede, delay or frustrate the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 2.07 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Parent, Purchaser or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to Stockholder as follows:

Section 3.01 Authorization; Binding Agreement. (a) Each of Parent and Purchaser is a corporation duly incorporated and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated, (b) the consummation of the transactions contemplated hereby are within each of Parent’s and Purchaser’s powers and have been duly authorized by all necessary entity actions on the part of each of Parent and Purchaser, and (c) each of Parent and Purchaser has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery by Stockholder, constitutes a valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

Section 3.02 Non-Contravention. Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation of the transactions contemplated hereby nor compliance by Parent or Purchaser with any provisions herein will (a) violate, contravene or conflict with, or result in a breach of any provision of, the certificate of incorporation or bylaws of each of Parent and Purchaser, (b) require any consent of, or registration, declaration or filing with, any Governmental Entity on the part of either Parent or Purchaser, except (i) for the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act or the HSR Act or any Foreign Antitrust Laws in connection with this Agreement and the transactions contemplated hereby or (ii) where the failure to obtain such consents or make such registrations, declarations or filings as would not, reasonably be expected, either individually or in the aggregate, to materially impair, impede, delay or frustrate the ability of Parent or Purchaser to perform their respective obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, (c) violate, contravene or conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their assets are bound, except where any such violation, contravention, conflict, breach or failure to obtain such consents as would not reasonably be expected, either individually or in the aggregate, to materially impair, impede, delay or frustrate the ability of Parent or Purchaser to perform their respective obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, or (d) violate, contravene or conflict with any Law or order applicable to Parent or Stockholder or by which any of their respective properties are bound, except where any such violation, contravention or conflict as would not reasonably be expected, either individually or in the aggregate, to materially impair, impede, delay or frustrate the ability of Parent or Purchaser to perform their respective obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE IV

ADDITIONAL COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that until the Termination Date:

Section 4.01 No Transfer; No Inconsistent Arrangements. Except as provided hereunder, Stockholder shall not, directly or indirectly, (a) create or permit to exist any Share Encumbrance, other than Permitted Share Encumbrances, on any of the Subject Shares, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract, option or other agreement (including any profit sharing agreement), arrangement or understanding with respect to any Transfer of the Subject Shares or any interest therein; provided, however, that the foregoing restrictions shall not apply to Transfers of Subject Shares to an Affiliate of Stockholder, any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or by will or intestacy; provided such transferee executes a written agreement, in form and substance reasonably acceptable to Parent, to assume all of Stockholder’s obligations hereunder in respect of the Subject Shares subject to such Transfer and to be bound by the terms of this Agreement with respect to such Subject Shares (any such Transfer, a “Permitted Transfer”), or (d) take or permit any other action that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder, except for any action as would not reasonably be expected, either individually or in the aggregate, to materially impair, impede, delay or frustrate the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, until the Termination Date, Stockholder shall not, directly or indirectly, accept any tender offer or exchange offer that constitutes an Acquisition Proposal and shall not tender any Subject Shares into any such tender offer or exchange offer.

Section 4.02 Documentation and Information. Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed or conditioned), except as may be required by applicable Law (provided that reasonable advance notice of any such disclosure shall be provided to Parent). Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC or other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that is required in connection with the Offer, the Merger and any other transactions contemplated by the Merger Agreement, Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of Stockholder’s commitments and obligations under this Agreement, and Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Stockholder agrees to promptly provide Parent such additional information it may reasonably require for the preparation of any such disclosure documents, and Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.03 Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

Section 4.04 Waiver of Certain Actions. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the Merger) or (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby. Notwithstanding the provisions of Section 5.02, in the event the Offer is consummated, this Section 4.04 shall survive the consummation of the Offer indefinitely.

ARTICLE V

MISCELLANEOUS

Section 5.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered: (i) if to Parent or Purchaser, to the address, facsimile number or e-mail address set forth in Section 9.2 of the Merger Agreement and (ii) if to Stockholder, to Stockholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto.

Section 5.02 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) upon mutual written consent of the parties to terminate this Agreement, and (d) the date of any modification, waiver or amendment of the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to Stockholder (the date of any such termination being referred to herein as the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.02 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, (ii) the provisions of this Article V (excluding (A) the second sentence of Section 5.04 and (B) Section 5.14) shall survive any termination of this Agreement and (iii) the provisions of Section 4.04 shall survive any termination of this Agreement in the event the Offer has been consummated.

Section 5.03 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 5.04 Expenses; Indemnification. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated. Notwithstanding the foregoing, Parent shall cause the Surviving Corporation to indemnify Stockholder against any actual, out-of-pocket damages (including the reasonable fees and expenses of one outside legal counsel not to exceed $10,000 without prior written notification to Parent) incurred and actually paid by Stockholder in connection with any claim made against Stockholder by a third-Party, non-Affiliate of the Company solely as a result of (a) Stockholder’s execution and delivery of this Agreement or (b) Stockholder’s performance of its obligations set forth herein and in the manner prescribed hereby; provided, however, that Stockholder shall not be entitled to indemnification for (i) any indirect, punitive, consequential or other special damages (other than the reasonable fees and expenses of one outside legal counsel not to exceed $10,000 without prior written notification to Parent, to the extent such reasonable fees and expenses are incurred by Stockholder in connection with the defense of any claim described in clause (a) or clause (b) above in which indirect, punitive, consequential or other special damages are sought by the third-Party, non-Affiliate of the Company bringing such claim), (ii) any damages that result from an act of fraud, intentional misrepresentation or willful misconduct by or on behalf of Stockholder, (iii) any damages that result from an act or omission by or on behalf of Stockholder that constitutes a breach of this Agreement, or (iv) any damages that are covered by insurance proceeds (net of any applicable deductible amount) collectable by or on behalf of Stockholder under any insurance policy maintained by or for the benefit of Stockholder on the date of this Agreement or as of the Acceptance Time.

Section 5.05 Entire Agreement. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to, the subject matter of this Agreement.

Section 5.06 Assignment. Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that either Parent or Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent (in the case of Purchaser) or to any direct or indirect Subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.07 Specific Enforcement; Jurisdiction.

(a) The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 5.02, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the court referred to in Section 5.07(b), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that, if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably consent to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.08 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.09 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 5.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 5.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 5.13 Interpretation. The rules of construction set forth in Section 9.4 of the Merger Agreement shall apply to this Agreement, mutatis mutandis.

Section 5.14 Further Assurances. Stockholder shall (at Parent’s sole cost and expense) execute and deliver, or cause to be executed and delivered, such further documents and instruments and use its commercially reasonable efforts to take, or cause to be taken, such actions and to do, or cause to be done, such things, in each case as Parent may reasonable request as necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

Section 5.15 Capacity as Stockholder. Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, including Stockholder’s capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way restrict Stockholder, or require Stockholder to take any action, in each case, in his or her capacity as a director or officer of the Company, including any obligation to disclose information acquired in his or her capacity as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by him or her solely in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

Section 5.16 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[The remainder of this page is intentionally left blank.]

The parties are executing this Tender and Support Agreement on the date set forth in the introductory paragraph.

OMRON MANAGEMENT CENTER OF AMERICA, INC.

By:	/s/ Nigel Blakeway
Name:	Nigel Blakeway
Title:	Chairman, Chief Executive Officer and President

HOFFMAN ACQUISITION CORP.

By:	/s/ Nigel Blakeway
Name:	Nigel Blakeway
Title:	Chairman, Chief Executive Officer and President

[SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT]

STOCKHOLDERS

HALE CAPITAL MANAGEMENT, LP
By: Hale Fund Management, LLC,
its General Partner

/s/ Martin M. Hale, Jr.
Name:	Martin M. Hale, Jr.
Title:	Chief Executive Officer

HALE CAPITAL PARTNERS, LP, for itself and as sole member of HCP-ROBO, LLC
By: Hale Fund Partners, LLC,
its General Partner

/s/ Martin M. Hale, Jr.
Name:	Martin M. Hale, Jr.
Title:	Managing Member

MARTIN M. HALE, JR.

/s/ Martin M. Hale, Jr.
Martin M. Hale, Jr.

[SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT]

Schedule A

Name of Stockholder	Number of Shares
Hale Capital Management, LP	1,321,700
Hale Capital Partners, LP	1,321,700
HCP-ROBO, LLC	1,321,700
Martin M. Hale, Jr.	1,321,700